Exhibit 99.1

For Release: November 17, 2005
Contact: Lisa Razo
(802) 865-1838

Merchants Bank Announces a Leadership Change for Commercial Banking Group

Michael R. Tuttle, Executive Vice President and COO of Merchants Bank, the main operating subsidiary of Merchants Bancshares, Inc. (Nasdaq: MBVT), announced the appointment of Geoffrey R. Hesslink, 40, as Senior Vice President and Senior Lender effective on January 1, 2006. Merchants Bank's Board of Directors voted to approve the appointment at their November 17, 2005 meeting. Mr. Hesslink currently serves as Vice President and Corporate Banking Officer. As Senior Lender, Mr. Hesslink will have responsibility for loan product development and direct oversight of all staff in Merchants Bank's commercial banking group.

Mr. Tuttle commented, "I am delighted to see Geoff assume this new responsibility. His extensive background in sales and credit, coupled with his knowledge of our company and the markets we serve, make him an ideal candidate for the Senior Lender's position."

Mr. Hesslink graduated cum laude, with a bachelor's degree in business administration - finance from the University of Vermont in 1987, and completed a management training program at Manufacturer's Hanover Trust Company, Inc. in 1989. Mr. Hesslink joined Merchants Bank in 1995, and was promoted to the position of Corporate Banking Officer in 1996.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life® checking accounts, MoneyLYNX® money market accounts, TimeLYNX® time deposit accounts and CommerceLYNX® business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. For more information about Merchants Bank visit www.mbvt.com. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures

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among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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